                                                                    Exhibit 10.5

                               PURCHASE AGREEMENT

      THIS PURCHASE AGREEMENT is dated March ___, 1998, between JTM INDUSTRIES, INC., a Texas corporation ("Purchaser"), and JACK WIRT, an individual residing in Bay City, Michigan ("Seller").

                                    RECITALS:

      A. Seller owns and desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of the issued and outstanding shares of capital stock of Flo Fil Co., Inc. ("Flo Fil"), Michigan Ash Sales Company ("Michigan Ash"), and U.S. Stabilization, Inc. ("USS"), all Michigan corporations. Flo Fil, Michigan Ash and USS are referred to herein collectively as the "Acquired Companies" and individually as an "Acquired Company." References to an Acquired Company or to the Acquired Companies shall include all Subsidiaries thereof, unless the context indicates otherwise;

      B. The Acquired Companies have the numbers of issued and outstanding shares of capital stock listed below:

            Flo Fil 1,000 shares of common stock, par value $1.00 per share

            Michigan Ash 1,000 shares of common stock, par value $1.00 per share

            USS 1,000 shares of common stock, par value $1.00 per share

All of such shares are referred to herein as the "Purchased Stock."


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

      C. Unless otherwise defined in this Agreement, the capitalized terms used in this Agreement have the meanings given in Article VIII below.

      NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


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                                    ARTICLE I

                        SALE OF PURCHASED STOCK; CLOSING

      1.01 Purchase and Sale. At the Closing, on the terms of and subject to the conditions set forth in this Agreement, Seller will sell to Purchaser, and Purchaser will purchase from Seller, the Purchased Stock.

      1.02 Purchase Price. The aggregate purchase price (the "Purchase Price") for the Purchased Stock is $24,600,000 in cash. The Purchase Price shall be allocated among the Purchased Stock of each of the Acquired Companies, as follows:

            Flo Fil$550,000

            Michigan Ash$20,350,000

            USS$3,700,000

      The Purchase Price is payable in the manner provided in Section 1.03.

      1.03 Closing. The Closing (the "Closing") of the purchase and sale of the Purchased Stock will take place at the offices of Braun Kendrick Finkbeiner P.L.C. at Saginaw, Michigan or at such other place as Purchaser and the Seller shall mutually agree, at 10:00 A.M. local time, on the latest to occur of the following dates (the "Closing Date"):

            (a) Five days after the receipt by Purchaser or Seller of a written termination of the waiting period issued by the Federal Trade Commission or the United States Department of Justice pursuant to


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the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the expiration of the waiting period described therein.

            (b) The satisfaction or waiver of all conditions precedent to closing specified in Article V.

            (c) Such other date as the parties shall agree upon.

      Seller shall be entitled to elect not to close hereunder if all conditions to Closing have not been met by April 30, 1998 (other than conditions to be satisfied by Seller).

      Prior to the execution of this Agreement, the Purchaser has paid to the Seller a non-refundable earnest money deposit ("Deposit") of $50,000, which Deposit shall be credited against the Purchase Price if the transactions contemplated by this Agreement are consummated. Simultaneously with the execution of this Agreement, the Purchaser and the Seller will execute an escrow agreement (the "Escrow Agreement") in the form annexed hereto as Exhibit A and Purchaser will, by wire transfer of immediately available funds, deposit with the Escrow Agent (as defined in the Escrow Agreement) the sum of $250,000 (the "Escrow Deposit"). The Escrow Deposit (including any earnings thereon) will be credited against the Purchase Price if the transactions contemplated by this Agreement are consummated and, together with the earnings thereon, will be delivered to Seller at the Closing. As further provided in the Escrow Agreement, the Escrow Deposit (including any earnings thereon) will be delivered to Seller if the transactions contemplated by this Agreement are not consummated on or before April 30, 1998, for any reason other than Seller's failure to satisfy the conditions set forth in Section 5.01 below (except for subparagraphs (c), (d), (e), (m) and (n), which, for purposes of this sentence, will be deemed to have been satisfied) or his refusal or inability to complete the Closing, in which event, the Escrow Deposit, together with the earnings thereon, will be delivered to Purchaser. The retention by Seller of the Deposit and the transfer of the Escrow Deposit, together with the


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earnings thereon, to Seller, as provided herein, will be Seller's sole remedy for Purchaser's failure to complete the Closing. At the Closing, Purchaser will pay the balance of the Purchase Price due at Closing to Seller by wire transfer of immediately available funds to such account as Seller may reasonably direct by written notice delivered to Purchaser by Seller at least three (3) Business Days before the Closing Date. Simultaneously, the Seller will sell to Purchaser the Purchased Stock free and clear of all Liens, by delivering to Purchaser three stock certificates, registered in the name of Purchaser, representing the Purchased Stock. At the Closing, there shall also be delivered the opinions, certificates and other Contracts, documents and instruments to be delivered pursuant to Article V.

                                   ARTICLE II

                        REPRESENTATIONS AND WARRANTIES OF

                                   THE SELLER

      Seller hereby represents and warrants to Purchaser as follows:

      2.01 Organization and Qualification. Each of the Acquired Companies is a corporation duly organized, validly existing and in good standing under the laws of the state of Michigan and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its Assets. Each Acquired Company is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its Assets, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing


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

which, individually or in the aggregate, (i) are not having and could not be reasonably expected to have a material adverse effect on the business or condition of the Acquired Company and (ii) could not be reasonably expected to have a material adverse effect on the validity or enforceability of this Agreement or any other agreement to which it is a party or on the ability of the Acquired Company to perform its obligations hereunder or thereunder.

      2.02 Capital Stock. The authorized capital stock of each Acquired Company consists of the following number of shares of capital stock:

            Flo Fil -- 50,000 shares of common stock, par value $1.00 per share

            Michigan Ash -- 50,000 shares of common stock, par value $1.00 per share

            USS -- 50,000 shares of common stock, par value $1.00 per share

The only issued and outstanding shares of capital stock of the Acquired Companies are the shares of Purchased Stock, all of which are validly issued, fully paid and nonassessable, issued in compliance with all applicable Laws and no additional shares of capital stock have been reserved for issuance. There are no outstanding Options with respect to the stock of any Acquired Company or agreements, arrangements or understandings to issue Options with respect to the stock of any Acquired Company, nor are there any preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of the capital stock of any Acquired Company. Seller is the record and beneficial owner of the shares of Purchased Stock, free and clear of all Liens. The delivery to Purchaser of the certificates representing the Purchased Stock purchased hereunder will transfer to Purchaser good and valid title to all shares of the Purchased Stock, free and clear of all Liens and after such transfer the Purchased Stock, in the hands of Purchaser, will have been duly authorized, validly issued, fully paid and nonassessable. From and


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after the Closing, neither Seller nor any other Person (other than the
Purchaser) will have any rights whatsoever with respect to the Purchased Stock or to any other securities of any of the Acquired Companies.

      2.03 Authority Relative to This Agreement. The Seller has full authority to enter into this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Seller and constitutes his legal, valid and binding obligations, enforceable against the Seller in accordance with its terms.

      2.04 Subsidiaries; Company; Business. Section 2.04 of the Disclosure Schedule lists the name of each Subsidiary of any of the Acquired Companies and all lines of business in which such Acquired Company and each Subsidiary is participating or engaged or has participated or engaged in the preceding three years. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation set forth opposite its name in Section 2.04 of the Disclosure Schedule, and has full power and authority to conduct its business as and to the extent now conducted and to own, use and lease its Assets and Properties. Each Subsidiary is duly qualified, licensed and admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the business or condition of such entity and could not be reasonably expected to have a material adverse effect on the validity or enforceability of this Agreement or the ability of any such Subsidiary to perform its obligations. Section 2.04 of the Disclosure Schedule lists for each


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Subsidiary the amount of its authorized and outstanding equity interests. Except as disclosed on Section 2.04 of the Disclosure Schedule, all of the outstanding equity interests of each Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable, and are owned, beneficially and of record, by an Acquired Company free and clear of all Liens. Other than as contemplated by this Agreement, there are no outstanding Options with respect to the capital stock of any Subsidiary or agreements, arrangements or understandings to issue Options with respect to the capital stock of any Subsidiary and there are no preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of any Subsidiary's equity interests in favor of any Person except Seller. The name of each director and officer of each Acquired Company and of each Subsidiary on the date hereof, and the position with such Acquired Company and such Subsidiary held by each, are listed in Section 2.04 of the Disclosure Schedule. The Seller has delivered to Purchaser true and complete copies of the certificate or articles of incorporation and by-laws (or other comparable corporate charter documents) of each Acquired Company and each Subsidiary, including all amendments thereto effected through the Closing Date. Except for the Subsidiaries, the Acquired Companies hold no equity, partnership, joint venture or other interest in any Person.

      2.05 No Conflicts. The execution and delivery by the Seller of this Agreement does not, and the performance by Seller of his obligations under this Agreement and the consummation of the transactions contemplated hereby, do not and will not:

            (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate or articles of incorporation or by-laws (or other comparable corporate charter documents) of any of the Acquired Companies or the Subsidiaries;


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            (b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices referred to in Section 2.06 below or disclosed in Section 2.06 of the Disclosure Schedule, if any, conflict with or result in a violation or breach of any term or provision of any law or Order applicable to the Seller or to any Acquired Company, any of its Subsidiaries or any of their respective Assets and Properties; or

            (c) except as disclosed in Section 2.05 of the Disclosure Schedule,
(i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require the Seller, any Acquired Company, or any of the Subsidiaries to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (f) result in the creation or imposition of any Lien upon any of the Acquired Companies, any of the Subsidiaries or any of their respective Assets under, any Contract or License to which the Seller, any of the Acquired Companies or any of the Subsidiaries is a party or by which any of their respective Assets is bound, except for such conflicts, violations, breaches, defaults, consents, approvals, actions, filings, notices, terminations, cancellations, accelerations, modifications, additional rights or entitlements or Liens that, individually or in the aggregate, (A) are not having and could not be reasonably expected to have a material adverse effect on the business or condition of any of the Acquired Companies, and (B) could not be reasonably expected to have a material adverse effect on the validity or enforceability of this Agreement or on the ability of the Seller to perform his obligations hereunder.


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

      2.06 Governmental Approvals and Filings. Except as disclosed in Section
2.06 of the Disclosure Schedule, and in reliance on Purchaser's representations and warranties set forth in Section 3.04 below, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of the Seller, any of the Acquired Companies or any of the Subsidiaries is required in connection with the execution, delivery and performance of this Agreement or the consummation of transactions contemplated hereby.

      2.07 Books and Records. The minute books and other similar records of the Acquired Companies and the Subsidiaries provided to Purchaser prior to the execution of this Agreement contain a true and complete record, in all material respects, of all action taken by the stockholders, the boards of directors and committees of the boards of directors (or other similar governing entities) of the Acquired Companies and the Subsidiaries.

      2.08 Financial Statements. Seller has caused each of the Acquired Companies to furnish to Purchaser true and complete copies of (i) the audited consolidated balance sheets of each Acquired Company and its Subsidiaries as of December 31, 1996 and December 31, 1997 and the related consolidated statements of operations and cash flows, accompanied by the opinions thereon of Ernst & Young LLP, independent certified public accountants, together with the notes thereto, of each Acquired Company and its Subsidiaries for the fiscal years then ended (the "Audited Financial Statements"), and (ii) the unaudited consolidated balance sheet at January 31, 1998 of each Acquired Company and its Subsidiaries and the related consolidated statements of operations and cash flows of each Acquired Company and its Subsidiaries for the 31 days then ended, certified on behalf of each Acquired Company by its President (the "Unaudited Financial Statements"). The Audited Financial Statements and the Unaudited Financial Statements (collectively, the "Financial Statements") are in accordance with the Books and Records of the subject Acquired Company and fairly present in all material respects the consolidated financial position of each Acquired Company


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and its Subsidiaries as of the dates thereof and for the periods covered thereby and the results of operations and cash flows of the Acquired Companies and their Subsidiaries for the periods set forth therein, all in conformity with GAAP, except as specifically noted in the notes thereto.

      2.09 Absence of Changes. Since December 31, 1997, except as disclosed in
Section 2.09 of the Disclosure Schedule, there has not been any material adverse change, or any event or development which, individually or together with other such events, could reasonably be expected to result in a material adverse change, in the business or condition of any of the Acquired Companies. In addition, except as expressly contemplated hereby and except as disclosed in
Section 2.09 of the Disclosure Schedule, there has not occurred since December 31, 1997:

            (a) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock (or other equity interests) of any Acquired Company or any direct or indirect redemption, purchase or other acquisition by any Acquired Company of any such capital stock (or other equity interests) of any Acquired Company;

            (b) any authorization, issuance, sale or other disposition by any of the Acquired Companies of any shares of its capital stock (or other equity interests), or any modification or amendment of any right of any holder of any outstanding shares of capital stock (or other equity interests) of such Acquired Company;

            (c) (i) any increase in salary, rate of commissions or rate of consulting fees of any employee or consultant of any Acquired Company; (ii) any payment of consideration of any nature whatsoever (other than salary, commissions or consulting fees paid to any employee or consultant of an Acquired Company) to any officer, director, stockholder, employee or consultant of any


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Acquired Company; (iii) any establishment or modification of (A) targets, goals, pools or similar provisions under any Benefit Plan, employment contract or other employee compensation arrangement or (B) salary ranges, increase guidelines or similar provisions in respect of any Benefit Plan, employment contract or other employee compensation arrangement; or (iv) any adoption, entering into, amendment, modification or termination (partial or complete) of any Benefit
Plan;

            (d) (i) incurrences by an Acquired Company of Indebtedness or (ii) any voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or waiver of any right of an Acquired Company under, any Indebtedness of or owing to an Acquired Company;

            (e) any physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the Assets of an Acquired Company in an aggregate amount exceeding $25,000;

            (f) any write-off or write-down of or any determination to write off or write down any of the Assets of an Acquired Company;

            (g) any purchase of any Assets of any Person or disposition of, or incurrence of a Lien on, any Assets of an Acquired Company, other than acquisitions or dispositions of inventory in the ordinary course of business of the Acquired Company consistent with past practice;

            (h) any entering into, amendment, modification, termination (partial or complete) or granting of a waiver under or giving any consent with respect to
(i) any Contract which is required (or had it been in effect on the date hereof would have been required) to be disclosed in the Disclosure Schedule pursuant to
Section 2.18(a), (ii) any License held by an Acquired Company, or (iii) any intellectual property rights of such Acquired Company;


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            (i) any capital expenditures or commitments for additions to property, plant or equipment of an Acquired Company constituting capital assets in an aggregate amount exceeding $10,000;

            (j) any commencement, termination or change by an Acquired Company of any line of business;

            (k) any transaction by an Acquired Company with any officer, director, stockholder or Affiliate of any Acquired Company, other than pursuant to a Contract or arrangement in effect on December 31, 1997 and disclosed to Purchaser pursuant to Section 2.18(a)(viii) or other than pursuant to any Contract of employment and listed pursuant to Section 2.18(a)(i) of the Disclosure Schedule;

            (l) any entering into of an agreement to do or engage in any of the foregoing, including without limitation with respect to any merger, sale of substantially all assets or other business combination not otherwise restricted by the foregoing paragraphs; or

            (m) any change in the accounting methods or procedures of any Acquired Company or any other transaction involving or development affecting an Acquired Company outside the ordinary course of business, consistent with past practice.

      2.10 No Undisclosed Liabilities. Except as reflected or reserved against in the December 31, 1997 balance sheet included in the Audited Financial Statements or as disclosed in Section 2.10 of the Disclosure Schedule, or as expressly contemplated hereby, there are no Liabilities of, relating to or affecting any Acquired Company or any of their respective Assets, other than


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Liabilities incurred in the ordinary course or business consistent with past practice since December 31, 1997 and in accordance with the provisions of this Agreement which in the aggregate are not material to the business or condition of any Acquired Company and are not for tort or for breach of contract.

      2.11 Taxes.

            (a) Except as disclosed in Section 2.11 of the Disclosure Schedule, all Tax Returns required to have been filed by or with respect to any of the Acquired Companies or any affiliated, combined, consolidated, unitary or similar group of which an Acquired Company is or was a member (a "Relevant Group") with any Taxing Authority have been duly and timely filed, and each such Tax Return correctly and completely reflects the income, franchise or other Tax liability and all other information required to be reported thereon. All Taxes owed by each Acquired Company or any member of a Relevant Group (whether or not shown on any Tax Return) have been paid. All monies required to be withheld by any Acquired Company from employees, independent contractors, creditors or other third parties for Taxes have been collected or withheld, and either duly and timely paid to the appropriate Taxing Authority or (if not yet due for payment) set aside in accounts for such purposes. No Acquired Company has any liability for Taxes for any Person other than such Acquired Company (i) solely as a present or former member of a Relevant Group, (ii) as a transferee or successor,
(iii) by Contract or (iv) otherwise.

            (b) The provisions for current Taxes in the Financial Statements of each Acquired Company are sufficient for the payments of all accrued and unpaid Taxes not yet due and payable as of their dates, whether or not disputed. As of the Closing Date, such provisions, as adjusted for the passage of time through the Closing Date, will be sufficient for the then-accrued and unpaid Taxes not yet due and payable of each Acquired Company.


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            (c) No Acquired Company is a party to any agreement extending, or having the effect of extending, the time within which to file any Tax Return or the period of assessment or collection of any Taxes. No Acquired Company has received any written ruling of a Taxing Authority related to Taxes or entered into any written and legally binding agreement with a Taxing Authority relating to Taxes.

            (d) No Taxing Authority is now asserting or threatening to assert against any Relevant Group or any Acquired Company any deficiency, claim or liability for additional Taxes or any adjustment of Taxes, and there is no reasonable basis for any such assertion of which the Seller is or reasonably should be aware. No issues have been raised in any examination by any Taxing Authority with respect to any Relevant Group or any Acquired Company which, by application of similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined. The federal income Tax Returns of or including each Acquired Company (including Tax Returns of Relevant Groups) disclose (in accordance with Section 6662(d)(2)(B)(ii) of the Code) all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of section 6662(d) of the Code. No claim has ever been made by any Taxing Authority in a jurisdiction in which an Acquired Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Schedule 2.11 of the Disclosure Schedule lists all federal, state, and local income Tax Returns filed by or with respect to each Acquired Company (including Tax Returns of Relevant Groups) for all taxable periods ended on or after December 31, 1995; indicates those Tax Returns, if any, that have been audited, and indicates those Tax Returns that currently are the subject of audit. Seller has delivered to Purchaser complete and correct copies of all federal, state, local and foreign income Tax Returns filed by or with respect to, and all Tax examination reports and statements of deficiencies assessed against or


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agreed to by, each Acquired Company since December 31, 1995. There are no Liens for Taxes upon the Assets or Properties of any Acquired Company.

            (e) Except as disclosed in Section 2.11 of the Disclosure Schedule, no Acquired Company (i) is a party to or is bound by any obligations under any tax sharing, tax indemnity or similar agreement or arrangement, (ii) has made or is subject to any election under section 341(f) of the Code, (iii) has made or is subject to any election or deemed election under sections 338 or 336(e) of the Code or the regulations thereunder, (iv) has agreed to or is required to make, or reasonably expects that it might have to make, any adjustment under section 481 of the Code (or any comparable provision of state, local or foreign law) by reason of a change in accounting method or otherwise, (v) has ever entered into any agreement or arrangement that could result separately or in the aggregate in the payment of any "excess parachute payments" within the meaning of section 280G of the Code, (vi) is, or at any time has been, a "United States real property holding corporation" within the meaning of section 897(c)(2) of the Code, (vii) is a party to any "safe harbor lease" that is subject to the provisions of section 168(f)(8) of the Internal Revenue Code as in effect prior to the Tax Reform Act of 1986 or to any "long-term contract" within the meaning of section 460 of the Code, (viii) is a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income Tax purposes, or (ix) has ever been a member of any affiliated, consolidated, combined, unitary or similar group for any Tax purpose.

      2.12 Legal Proceedings.

            (a) Except as disclosed in Section 2.12 of the Disclosure Schedule (with paragraph references corresponding to those set forth below):

                  (i) there are no actions or proceedings pending or, to the knowledge of the Seller threatened against, relating to or affecting the Acquired Companies, or any of their respective


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Assets which (A) could reasonably be expected to result in the issuance of an
Order restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement or otherwise result in a material diminution of the benefits contemplated by this Agreement to Purchaser, or (B) if determined adversely to any Acquired Company, could reasonably be expected to result in (x) any injunction or other equitable relief against such Acquired Company, or (y) Losses by such Acquired Company, individually or in the aggregate with Losses in respect of other such actions or proceedings, exceeding $10,000;

                  (ii) there are no facts or circumstances known to the Seller that could reasonably be expected to give rise to any action or proceeding that would be required to be disclosed pursuant to clause (a)(i) above;

                  (iii) neither the Seller nor any Acquired Company has received notice, or is aware of any Orders outstanding against an Acquired Company; and

                  (iv) neither the Seller nor any Acquired Company has received notice or is aware of any defects, dangerous or substandard conditions in the products or materials sold, distributed, or to be sold or distributed by any Acquired Company that could cause bodily injury, sickness, disease, death, or damage to property, or result in loss of use of property, or any claim, suit, demand for arbitration or notice seeking damages for bodily injury, sickness, disease, death, or damage to property, or loss of use or property.

            (b) Prior to the execution of this Agreement, the Seller and/or each Acquired Company has delivered all responses of counsel for the Acquired Companies to auditors' requests for information regarding actions or proceedings pending or threatened against, relating to or


                                       17
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affecting the Acquired Companies during the period commencing January 1, 1995.
Section 2.12(b) of the Disclosure Schedule sets forth all actions or proceedings relating to or affecting any Acquired Companies and any Subsidiary or any of their respective Assets during the period commencing January 1, 1995 prior to the date hereof.

      2.13 Compliance with Laws and Orders. Except as disclosed in Section 2.13 of the Disclosure Schedule, none of the Seller or the Acquired Companies has received at any time since January 1, 1995 any notice that any Acquired Company is or has been at any time since such date, in violation of or in default under, any Law or Order applicable to an Acquired Company or any of its respective Assets. In furtherance and not in limitation of the foregoing, neither the Seller nor any Acquired Company has violated any federal or state securities law in connection with the offer, sale or purchase of any securities.

      2.14 Benefit Plans; ERISA. All Benefit Plans relating to each of the Acquired Companies and Subsidiaries are listed in Section 2.14 of the Disclosure Schedule, and copies of all documentation relating to such Benefit Plans have been delivered or made available to Purchaser (including copies of written Benefit Plans, written descriptions of oral Benefit Plans, summary plan descriptions, trust agreements, the three most recent annual returns, employee communications, and IRS determination letters). Except as disclosed in Section
2.14 of the Disclosure Schedule:

            (a) each Benefit Plan, and the administration thereof, complies, and has at all times complied, in all material respects with the requirements of all applicable Law, including ERISA and the Code, and each Benefit Plan intended to qualify under section 401(a) of the Code has at all times since its adoption been so qualified, and each trust which forms a part of any such plan has at all times since its adoption been tax-exempt under section 501(a) of the Code;


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            (b) no Benefit Plan has incurred any "accumulated funding
deficiency" within the meaning of section 302 of ERISA or section 412 of the Code;

            (c) no direct, contingent or secondary liability has been incurred or is expected to be incurred by any Acquired Company under Title IV of ERISA to any party with respect to any Benefit Plan, or with respect to any other Plan presently or heretofore maintained or contributed to by any ERISA affiliate;

            (d) the "amount of unfunded benefit liabilities" within the meaning of section 4001(a)(18) of ERISA does not exceed zero with respect to any Benefit Plan subject to Title IV of ERISA;

            (e) no "reportable event" (within the meaning of section 4043 of ERISA) has occurred with respect to any Benefit Plan or any Plan maintained by an ERISA affiliate since the effective date of said section 4043;

            (f) no Benefit Plan is a multiemployer plan within the meaning of section 3(37) of ERISA;

            (g) no Acquired Company nor any ERISA affiliate has incurred any liability for any Tax imposed under section 4971 through 4980B of the Code or civil liability under section 502(i) or (l) of ERISA;

            (h) no benefit under any Benefit Plan, including, without limitation, any severance or parachute payment plan or agreement, will be established or become accelerated, vested or payable by reason of any transaction contemplated under this Agreement;

            (i) no Tax has been incurred under section 511 of the Code with respect to any Benefit Plan (or trust or other funding vehicle pursuant thereto);

            (j) no Benefit Plan provides health or death benefit coverage beyond the termination of an employee's employment, except as required by Part 6 of Subtitle B of Title I of ERISA or section 4980B of the Code or any state laws requiring continuation of benefits coverage following termination of employment;

            (k) no suit, actions or other litigation (excluding claims for benefits incurred in the ordinary course of plan activities) have been brought or, to the knowledge of the Seller, threatened against or with respect to any Benefit Plan and there are no facts or circumstances known to the Seller that could reasonably be expected to give rise to any such suit, action or other litigation; and

            (l) all contributions to Benefit Plans that were required to be made under such Benefit Plans have been made, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved in accordance with GAAP, all of which accruals under unfunded Benefit Plans are as disclosed in Section 2.14 of the Disclosure Schedule, and each of the Acquired Companies has performed all material obligations required to be performed under all Benefit Plans.

      2.15 Real Property.

            (a) Section 2.15(a) of the Disclosure Schedule contains a true and correct list of (i) each parcel of real property owned (the "Owned Real Property") by each Acquired Company, (ii) each parcel of real property leased or subleased or otherwise occupied by each Acquired Company as tenant or subtenant (the "Leased Real Property"; together with the Owned Real Property, the "Real Property") together with a true and correct list of all such leases, subleases or other similar agreements and any amendments, modifications or extensions thereto (the "Real Property Leases"), and (iii) all Liens relating to or affecting any parcel of Real Property, in each case identifying the owner, lessor and lessee thereof.

            (b) Each Acquired Company has good and marketable title to its Owned Real Property, free and clear of all Liens, other than as specifically listed in
Section 2.15(b) of the Disclosure Schedule.

            (c) Subject to the terms of their respective leases, each Acquired Company has a valid and subsisting leasehold estate in and the right to quiet enjoyment to the Leased Real Property for the full term of the lease thereof. Each Real Property Lease is a legal, valid and binding agreement, enforceable in accordance with its terms, of each Acquired Company and of each other Person that is a party thereto, and except as set forth in Section 2.15(c) of the Disclosure Schedule, there is no, and Seller has no knowledge of, nor has any Acquired Company received any notice of any, default (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder. No Acquired Company has assigned, sublet, transferred, hypothecated or otherwise disposed of its interest in any Real Property Lease. No penalties are accrued and unpaid under any Real Property Lease.

            (d) Seller has delivered to Purchaser prior to the execution of this Agreement true and complete copies of all (i) title policies, mortgages, deeds of trust, deeds, leases, easements, restrictive covenants, certificates of occupancy, and similar documents, and all amendments thereto concerning the Owned Real Property, and (ii) Real Property Leases and, to the extent reasonably available, all other documents referred to in clause (i) of this paragraph (f) with respect to the Leased Real Property.

            (e) Except as disclosed in Section 2.15(e) of the Disclosure Schedule, the improvements on the Real Property are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used and, to the knowledge of Seller, there are no condemnation or appropriation proceedings pending or threatened against Real Property or the improvements thereon.

            (f) Seller has no knowledge of any claim, action or proceeding, actual or threatened, against any Acquired Company or Subsidiary or the Real Property by any Person which would materially adversely affect the future use, occupancy or value of the Real Property or any part thereof.

      2.16 Tangible Personal Property. Each Acquired Company is in possession of and has good and marketable title to, or has valid leasehold interests in or valid rights under contract to use, all tangible personal property used in the conduct of its business, including all tangible personal property reflected on the Financial Statements and tangible personal property acquired since January 31, 1998 other than property disposed of since such date in the ordinary course of business consistent with past practice and the terms of this Agreement. All such tangible personal property is free and clear of all Liens, other than Liens disclosed in Section 2.16 of the Disclosure Schedule, and is adequate and suitable for the conduct by such Acquired Company of the business presently conducted by it, and is in good working order and condition, ordinary wear and tear excepted, and its use complies in all material respects with all applicable Laws.

      2.17 Intellectual Property Rights. The Acquired Companies have interests in or use only the intellectual property described in Section 2.17(a) of the Disclosure Schedule. Such Acquired Company either has all right, title and interest in or a valid and binding license to use such intellectual property. No other intellectual property is used in or necessary to the conduct of the business of any Acquired Company in any material respect. All registrations, pending applications, registered rights and executed agreements related to intellectual property are listed in Section 2.17(a) of the Disclosure Schedule. Except as disclosed in Section 2.17(b) of the Disclosure Schedule, (i) the Acquired Companies have the right to use the intellectual property disclosed therein, (ii) all registrations, on behalf of an Acquired Company, with and applications to Governmental or Regulatory Authorities in respect of such intellectual property are valid and in full force and effect and are not subject to the payment of any Taxes or maintenance fees or the taking of any other actions by an Acquired Company to maintain their validity or effectiveness,
(iii) all copyrightable materials used by an Acquired Company are works-for-hire and are owned by such Acquired Company, (iv) there are no restrictions on the direct or indirect transfer of any License, or any interest therein, held by an Acquired Company in respect of such intellectual property, (v) the Seller has delivered, or has caused each Acquired Company to deliver, to Purchaser prior to the execution of this Agreement documentation with respect to any invention, process, design, computer program or other know-how or trade secret included in such intellectual property, which documentation is accurate and complete and sufficient in detail and content to identify and explain such invention, process, design, computer program or other know-how or trade secret, (vi) the Seller and each Acquired Company have taken reasonable security measures to protect the secrecy, confidentiality and value of their trade secrets, (vii) neither the Seller nor any Acquired Company is or has received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any License to use such intellectual property and (viii) Seller has no knowledge that such intellectual property is being infringed by any other Person. To the knowledge of the Seller, no Acquired Company is infringing any intellectual property of any Person, and no litigation is pending and no claim has been made or, to the knowledge of the Seller, has been threatened to such effect.

      2.18 Contracts.

            (a) Section 2.18(a) of the Disclosure Schedule (with paragraph references corresponding to those set forth below) contains a true and complete list of each of the following Contracts or other arrangements (true and complete copies, or, if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto and all waivers of any terms thereof, have been delivered to Purchaser prior to the execution of this Agreement), to which any Acquired Company is a party or by which any of their respective Assets and Properties is bound.

                  (i)(A) all Contracts (excluding Benefit Plans) providing for a commitment of employment or consultation services for a specified or unspecified term, the name, position and rate of compensation of each Person party to such a Contract and the expiration date of each such Contract; and (B) any written or unwritten representations, commitments, promises, communications or courses of conduct involving an obligation of any Acquired Company to make payments (with or without notice, passage of time or both) to any Person in connection with, or as a consequence of, the transactions contemplated hereby or to any employee, other than with respect to salary or incentive compensation payments in the ordinary course of business consistent with past practice;

                  (ii) all Contracts with any Person containing any provision or covenant prohibiting or limiting the ability of any Acquired Company to engage in any business activity or compete with any Person or prohibiting or limiting the ability of any Person to compete with any Acquired Company or prohibiting or limiting disclosure of confidential or proprietary information;

                  (iii) all partnership, joint venture, shareholders' or other similar Contracts with any Person;

                  (iv) all Contracts relating to Indebtedness of an Acquired Company;

                  (v) all Contracts with independent contractors, distributors, dealers, manufacturers' representatives, sales agencies or franchisees;

                  (vi) all guarantees of any Indebtedness or other obligations of any Acquired Company or any third Person;

                  (vii) all Contracts relating to the future disposition or acquisition of any Assets, other than dispositions or acquisitions in the ordinary course of business consistent with past practice and the provisions of this Agreement;

                  (viii) all Contracts between or among any Acquired Company and the Seller, on the one hand, and any current or former officer, director, stockholder or Affiliate of any Acquired Company or of any such officer, director, stockholder or Affiliate, on the other hand, other than Contracts disclosed pursuant to Section 2.18(a)(i);

                  (ix) all collective bargaining or similar labor Contracts;

                  (x) all Contracts that (A) limit or contain restrictions on the ability of any Acquired Company to declare or pay dividends on, to make any other distribution in respect of, or to issue or purchase, redeem or otherwise acquire its capital stock, to incur Indebtedness, to incur or suffer to exist any Lien, to purchase or sell any Assets or to change the lines of business, (B) require any Acquired Company to maintain specified financial ratios or levels of net worth or other indicia of financial condition or (C) require any Acquired Company to maintain insurance in certain amounts or with certain coverages; and

                  (xi) all other Contracts, including but not limited to, Contracts with customers, that involve the payment or potential payment, pursuant to the terms of any such Contract, by or to any Acquired Company of more than $10,000 and all powers of attorney and comparable delegations of authority.

            (b) Each Contract required to be disclosed in Section 2.18(a) of the Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of each party thereto; and except as disclosed in Section 2.18(b) of the Disclosure Schedule, no Acquired Company nor, to the knowledge of the Seller, any other party to such Contract is, or has received notice that it is, in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract).

            (c) Except as disclosed in Section 2.18(c) of the Disclosure Schedule, no Acquired Company is a party to or bound by any Contract that has been or could reasonably be expected to be, individually or in the aggregate with any other such Contracts, materially adverse to the business or condition of the Acquired Company.

            (d) To the extent any of the guaranties for the benefit of any Acquired Company or any of its Assets are not integrated with Contracts disclosed in Section 2.18(a) to the Disclosure Schedule, each such guaranty is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of each party thereto; and neither the guarantor thereunder nor, to the knowledge of the Seller or any other party to such guaranty is, or has received notice that it is, in violation or breach of or in default under any such guaranty (or with notice or lapse of time or both, would be in violation or breach or default under any such guaranty).

      2.19 Licenses. Section 2.19 of the Disclosure Schedule contains a true and complete list of all Licenses used in and material to the business or operations of the Acquired Companies, setting forth the owner, the function and the expiration and renewal date of each. Prior to the execution of this Agreement, the Seller or the Acquired Companies have delivered to Purchaser true and complete copies of all such Licenses. Except as disclosed in Section 2.19 of the Disclosure Schedule:

            (a) each Acquired Company owns or validly holds all Licenses that are material to its respective business or operations;

            (b) Each license listed in Section 2.19 of the Disclosure Schedule is valid, binding and in full force and effect;

            (c) neither the Seller nor any Acquired Company is, or has received any notice that it is, in default (or with the giving of notice of lapse of time or both, would be in default) under any such License; and

            (d) the transactions contemplated in this Agreement will not violate any such License or give the other party thereto rights to terminate the License or change the terms thereof.

      2.20 Insurance. Section 2.20 of the Disclosure Schedule contains a true and complete list (including the names of the insurers, the expiration dates thereof, the period of time covered thereby and a brief description of the interests insured thereby) of all liability, property, workers' compensation, directors' and officers' liability and other insurance policies currently in effect that insure the business, operations or employees of any Acquired Company or affect or relate to the ownership, use or operation of any of the Assets of any Acquired Company and that (i) have been issued to any Acquired Company, or
(ii) have been issued to any Person (other than an Acquired Company) for the benefit of an Acquired Company. Each policy listed in Section 2.20 of the Disclosure Schedule is valid and binding and in full force and effect, all premiums due thereunder have been paid when due and none of the Sellers or Acquired Company or the Person to whom such policy has been issued has received any notice of cancellation or termination in respect of any such policy or is in default thereunder, and Seller knows of no reason or state of facts that could lead to the cancellation of such policies. The insurance policies listed in
Section 2.20 of the Disclosure Schedule (i) in light of the business, operations and Assets of each Acquired Company are in amounts and have coverages that are reasonable and customary for Persons engaged in such businesses and operations and having such Assets and (ii) are in amounts and have coverages as required by any Contract to which an Acquired Company is a party. Section 2.20 of the Disclosure Schedule contains a list of all claims made under any insurance policies covering an Acquired Company or Subsidiary since January 1, 1995. Neither the Seller nor an Acquired Company has received notice that any insurer under any policy referred to in this Section is denying liability with respect to a claim thereunder or defending under a reservation of rights clause. Since January 1, 1995, each Acquired Company has, in light of its business, location, operations and Assets maintained, at all times, without interruption appropriate insurance, in scope and amount of coverages.

      2.21 Affiliate Transactions.

            (a) Except as disclosed in Section 2.21(a) of the Disclosure Schedule (i) there are no Liabilities between any Acquired Company and any current or former officer, director, stockholder, Affiliate of such Acquired Company or any Affiliate of any such officer, director, stockholder or Affiliate, and (ii) no Acquired Company provides or causes to be provided any assets, services or facilities to any such current or former officer, director, stockholder or Affiliate.

            (b) Except as disclosed in Section 2.21(b) of the Disclosure Schedule, each of the Liabilities and transactions listed in Section 2.21(a) of the Disclosure Schedule was incurred or engaged in, as the case may be, on an arm's-length basis on competitive terms.

      2.22 Employees; Labor Relations. None of the Acquired Companies, is engaged in any unfair labor practice. There is (i) no unfair labor practice complaint pending or, to the knowledge of the Seller, threatened against any Acquired Company before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreements is so pending or, to the knowledge of the Seller, threatened against any Acquired Company, (ii) no strike, labor dispute, slowdown or stoppage is pending or, to the knowledge of the Seller, threatened against any Acquired Company, and (iii) no union representation question exists with respect to the employees of any Acquired Company and, to the knowledge of the Seller, no union organization activities are taking place.

      2.23 Environmental Matters.

            (a) Each Acquired Company has obtained and holds all necessary Environmental Permits.

            (b) Except as disclosed in Section 2.23(b) of the Disclosure
Schedule:

                  (i) Each Acquired Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. Neither Seller nor any Acquired Company has any basis to expect, nor has any of them or, to the best knowledge of Seller, any other Person for whose conduct it may be held to be responsible received, any actual or threatened Order, notice, or other communication from (A) any Governmental Body or private citizen acting in the public interest, or (B) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which any Acquired Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by any Acquired Company and any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                  (ii) There are no pending or, to the knowledge of Seller, threatened claims, encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which any Acquired Company has or had an interest.

                  (iii) Seller has no knowledge of or any basis to expect, nor has any Acquired Company or, to the knowledge of Seller, any other Person for whose conduct they are or may be held responsible received any citation, directive, inquiry, notice, Order, summons, warning, or other communications that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other Assets in which any Acquired Company has or had an interest, or with respect to any Facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by any Acquired Company, or any other Person for whose conduct it or they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                  (iv) No Acquired Company or any other Person for whose conduct it may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to the Facilities or with respect to any other properties and assets (whether real, personal, or mixed) in which any Acquired Company (or any predecessor thereof), has or had an interest, or, to the best knowledge of Seller, at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

            (c) There are no Hazardous Materials present on or in the Environment at the Facilities or, to the best knowledge of Seller, at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon. No

Acquired Company or any other Person for whose conduct it may be held responsible, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which any Acquired Company has or had an interest except in full compliance with all applicable Environmental Laws.

            (d) There has been no Release or, to the knowledge of Seller, threat of Release of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which any Acquired Company has or had an interest, or, to the best knowledge of Seller, any geologically or hydrologically adjoining property.

            (e) Seller has delivered to Purchaser true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller or any Acquired Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by any Acquired Company or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

            (f) There are no Liens arising under or pursuant to any Environmental Law on any Owned Real Property or Leased Real Property and there are no facts, circumstances, or conditions under any Environmental Law with respect to the ownership, occupancy, development, use, or transferability of any Real Property.

            (g) There are no (i) underground storage tanks, active or abandoned,
(ii) polychlorinated biphenyl containing equipment, or (iii) asbestos containing material at any Real Property.

            (h) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, on behalf of, or which are in the possession of the Seller or any Acquired Company with respect to any Asset of, or property that is adjacent to, an Asset of an Acquired Company which have not been delivered to Purchaser prior to execution of this Agreement.

      2.24 Substantial Customers and Suppliers. Section 2.24(a) of the Disclosure Schedule lists the ten (10) largest customers of each Acquired Company on the basis of revenues for goods sold or services provided for the most recent fiscal year. Section 2.24(b) of the Disclosure Schedule lists the ten (10) largest suppliers of each Acquired Company on the basis of cost of goods or services purchased for the most recent fiscal year. Except as disclosed in Section 2.24(c) of the Disclosure Schedule, to the knowledge of the Seller, no such customer or supplier is insolvent or threatened with bankruptcy or insolvency.

      2.25 Accounts Receivable. Except as set forth in Section 2.25(a) of the Disclosure Schedule, the accounts and notes receivable of each Acquired Company reflected on the balance sheets included in the Audited Financial Statements for the period ended December 31, 1997, and all accounts and notes receivable arising subsequent to such date, (i) arose from bona fide sales transactions in the ordinary course of business consistent with past practice and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their respective terms, (iii) are not subject to any valid set-off or counterclaim, (iv) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangements, and (v) are not subject of any Actions or Proceedings brought by or on behalf of any Acquired Company. Section 2.25(b) of the Disclosure Schedule sets forth (x) a description of any security arrangements and collateral securing the repayment or other satisfaction of receivables of each Acquired Company and (y) all jurisdictions in which the records relating to accounts and notes receivable are located.

      2.26 Other Negotiations. Neither the Seller, nor any Acquired Company, nor any of their respective Affiliates (nor any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of Seller or any Acquired Company or any such Affiliate) has entered into any agreement or had any discussions with any third party regarding any transaction involving any Acquired Company which could result in such Acquired Company, Purchaser or its stockholders, or any officer, director, employee, agent or Affiliate of any of them, being subject to any claim for liability to said third party as a result of entering into this Agreement or consummating the transactions contemplated hereby or thereby.

      2.27. Holding Company Act and Investment Company Act Status. No Acquired Company is a "holding company" or a "public utility company" as such terms are defined in the Public Utility Company Act of 1935, as amended. No Acquired Company is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

      2.28 Bank and Brokerage Accounts. Section 2.28(a) of the Disclosure Schedule sets forth (i) a list of the names and locations of all banks, securities brokers and other financial institutions at which any Acquired Company has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship; and (ii) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of all persons having signatory power and respect thereto.

      2.29 Exemption from Registration. The offer and sale of the Purchased Stock made pursuant to this Agreement are exempt from the registration requirements of the Securities Act.

Neither the Seller nor any Acquired Company nor any Person authorized to act on behalf of any of the foregoing has, in connection with the offering of the Purchased Stock, engaged in (i) any form of general solicitation or general advertising (as those terms are used within the meaning of Rule 501(c) under the Securities Act), (ii) any action involving a public offering within the meaning of section 4(2) of the Securities Act, or (iii) any action that would require the registration under the Securities Act of the offering and sale of the Purchased Stock pursuant to this Agreement or that would violate applicable state securities or "blue sky" laws.

      2.30 Disclosure. The representations and warranties contained in this Agreement, and the statements contained in the Disclosure Schedule or in the certificates, lists and other writings furnished to Purchaser pursuant to any provision of this Agreement (including the Financial Statements), when taken together, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements herein and therein, in the light of the circumstances under which they were made, not misleading.

      2.31 Survival of Representations, Warranties, Covenants and Agreements. Even though the Purchaser may investigate the affairs of each Acquired Company and confirm the accuracy of the representations and warranties of Seller, the Purchaser, nonetheless, shall have the right to rely fully upon the representations, warranties, covenants and agreements of the Seller contained in this Agreement. All such representations, warranties, covenants and agreements will survive the Closing.

                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser represents and warrants to Seller as follows:

      3.01 Organization and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Purchaser is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its Assets, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the validity or enforceability of this Agreement or on the ability of Purchaser to perform its obligations hereunder or thereunder.

      3.02 Authority Relative to this Agreement. Purchaser has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby and have been duly and validly approved by its board of directors and no other corporate proceedings on the part of Purchaser or its stockholders are necessary to authorize the execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

      3.03 No Conflicts. The execution and delivery by Purchaser of this Agreement do not, and the performance by Purchaser of its obligations under this Agreement and the consummation of the transactions contemplated hereby, do not and will not:

            (a) conflict or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or by-laws of Purchaser;

            (b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices referred to in Section 3.04 below or disclosed in Section 3.04 of the Disclosure Schedule, if any, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Purchaser or its Assets and Properties; or

            (c) except as disclosed in Section 3.03 of the Disclosure Schedule,
(i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, or (iii) require Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of any Contract or License to which Purchaser is a party, or by which it is bound.

      3.04 Governmental Approvals and Filings. Except as disclosed in Section
3.04 of the Disclosure Schedule, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than filings with the Federal Trade Commission and the United States Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      3.05 Legal Proceedings. There are no Actions or Proceedings pending or, to the knowledge of Purchaser, threatened against, relating to or affecting Purchaser or any of its Assets which (i) could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement, or (ii) could reasonably be expected, individually or in the aggregate with other such Actions or Proceedings, to have a material adverse effect on the business or condition of Purchaser.

      3.06 Brokers. No agent, broker, finder, investment banker, financial advisor or other similar Person will be entitled to any fee, commission or other compensation in connection with any of the transactions contemplated by this Agreement on the basis of any act or statement made by Purchaser.

      3.07 Purchase for Investment. The Purchased Stock will be acquired by Purchaser for its own account for the purpose of investment and not with a view to the resale or distribution of all or any part of the Purchased Stock in violation of the Securities Act.

      3.08 Survival of Representations, Warranties, Covenants and Agreements. Even though the Seller may investigate the affairs of the Purchaser and confirm the accuracy of the representations and warranties of the Purchaser contained in this Agreement, the Seller, nonetheless, shall have the right to rely fully upon the representations, warranties, covenants and agreements of the Purchaser contained in this Agreement. All such representations, warranties, covenants and agreements will survive the Closing.

                                   ARTICLE IV

                               COVENANTS BY SELLER

      4.01 Noncompetition; Non Solicitation.

            (a) For a period of five (5) years from the Closing Date, the Seller, alone or in conjunction with any other Person, or directly or indirectly through his present or future Affiliates, will not directly or indirectly, own, manage, operate, join, have a financial interest in, control or participate in the ownership, management, operation or control of, or use or permit his name to be used in connection with, or be otherwise connected in any manner with (i) any business or enterprise conducting business in the Territory engaged in the design, development, manufacture, distribution or sale of any products, or the provision of any services, which any Acquired Company was designing, developing, manufacturing, distributing, selling or providing at any time up to and including the Closing Date or (ii) any business conducting business in the Territory which is similar to the business of disposing or selling coal combustion by-products or competitive with the business carried on or planned by any Acquired Company at any time up to and including the Closing Date, provided that the foregoing restriction shall not be construed to prohibit the ownership, in the aggregate, of not more than five percent (5%) of any class of securities of any corporation which is engaged in any of the businesses or enterprises described in clauses (i) and (ii) above, having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended, which securities are publicly owned and regularly traded on any national exchange or in the over-the-counter market.

            (b) For a period of five (5) years from the Closing Date, the Seller shall not, directly or indirectly, by himself or through an Affiliate, (i) influence any individual who was an employee or consultant of any Acquired Company at any time during the time the Seller was an indirect or direct owner of securities of such Acquired Company, to terminate his or her employment or consulting relationship with such Acquired Company, (ii) interfere in any other way with the employment, or other relationship, of any employee or consultant of an Acquired Company or (iii) cause or attempt to cause or participate in any way in any discussion or negotiation concerning (x) any client, customer or supplier of an Acquired Company or (y) any prospective client, customer or supplier of an Acquired Company from engaging in business with such Acquired Company.

            (c) Seller agrees that Purchaser's remedies at law for any breach or threat of breach by him of any of the provisions of this Section 4.01 will be inadequate, and that, in addition to any other remedy to which Purchaser may be entitled at law or in equity, Purchaser shall be entitled to a temporary or permanent injunction or injunctions or temporary restraining order or orders to prevent breaches of the provisions of this Section 4.01 and to enforce specifically the terms and provisions hereof, in each case without the need to post any security or bond. Nothing herein contained shall be construed as prohibiting Purchaser from pursuing, in addition, any other remedies available to an Acquired Company for such breach or threatened breach. A waiver by the Purchaser of any breach of any provision hereof shall not operate or be construed as a waiver of a breach of any other provisions of this Agreement or of any subsequent breach thereof.

            (d) The parties hereto consider the restrictions contained in this
Section 4.01 hereof to be reasonable for the purpose of preserving the goodwill, proprietary rights and going concern value of the Acquired Companies, but if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in this Section 4.01 is an unenforceable restriction on the Seller's activities, the provisions of this
Section 4.01 shall not be
rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable. Alternatively, if the court referred to above finds that any restriction contained in this Section 4.01 or any remedy provided herein is unenforceable, and such restriction or remedy cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained therein or the availability of any other remedy. The provisions of this Section 4.01 shall in no respect limit or otherwise affect the Seller's obligations under other agreements with any Acquired Company.

      4.02 Regulatory and Other Approvals. The Seller shall, and shall cause each Acquired Company to, (a) take all necessary or desirable steps and proceed diligently and in good faith and use its best efforts, as promptly as practicable, to obtain all consents, approvals or actions of, to make all filings with and to give all notices to, Governmental or Regulatory Authorities or any other Person required of each Acquired Company to consummate the transactions contemplated hereby and those described in Sections 2.05 and 2.06 of the Disclosure Schedule, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as Purchaser or such Governmental or Regulatory Authorities or other Persons may reasonably request and (c) cooperate with Purchaser as promptly as practicable in obtaining all consents, approvals or actions of, making all filings with and giving all notices to, Governmental or Regulatory Authorities or other Persons required of Purchaser to consummate the transactions contemplated hereby. Seller will provide prompt notification to Purchaser when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Purchaser of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or

Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement.

      4.03 Investigation by Purchaser. From the date hereof until the Closing and thereafter for so long as Purchaser owns any equity interest in any Acquired Company or Subsidiary, the Seller shall: (a) provide Purchaser and its representatives with full access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants of each Acquired Company and its Assets and Books and Records and to officers, employees, agents and accountants, and (b) furnish Purchaser and such representatives with all such information and data (including copies of Contracts, Benefit Plans and other Books and Records) concerning the business and operations of each Acquired Company, as Purchaser or any of such other representatives reasonably may request in connection with such investigation.

                                    ARTICLE V

                               CLOSING CONDITIONS

      5.01 Condition to the Obligations of the Purchaser. The obligations of Purchaser hereunder to purchase the Purchased Stock are subject to the fulfillment, at or prior to the Closing, of the following conditions precedent (any or all of which may be waived in whole or in part by Purchaser in its sole discretion):

            (a) Representations and Warranties. Each of the representations and warranties made by the Seller in this Agreement shall be true and correct in all material respects as of the date of this Agreement and on and as of the Closing Date as though each such representation and warranty was made on and as of the Closing Date.

            (b) Performance. The Seller shall have performed and complied with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Seller at or before the Closing.

            (c) Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or which could reasonably be expected to otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement to Purchaser, and there shall not be pending or threatened on the Closing Date any Action or Proceeding (i) which could reasonably be expected to result in the issuance of any such Order or the enactment, promulgation or deemed applicability to Purchaser, any of the Acquired Companies, the Seller or the transactions contemplated by this Agreement of any such Law; or (ii) wherein an unfavorable judgment, decree or Order would prevent the carrying out of this Agreement or any of the transactions or events contemplated hereby or declare unlawful any of the transactions or events contemplated by this Agreement or present a risk of damages to the Purchaser.

            (d) Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Purchaser and Seller to perform their obligations under this Agreement and to consummate the transactions contemplated hereby (i) shall have been duly obtained, made or given, (ii) shall be in form and substance reasonably satisfactory to Purchaser, (iii) shall not impose any limitations or restrictions on Purchaser, (iv) shall not be subject to the satisfaction of any condition that has not been satisfied or waived, and (v) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation for the transactions contemplated by this Agreement shall have occurred.

            (e) Third Party Consents. The consents (or waivers) identified in Sections 2.05 of the Disclosure Schedule, and all other consents (or waivers) to the performance by the Purchaser of its obligations under this Agreement, or to the consummation of the transactions contemplated hereby as are required under any Contract or License to which the Purchaser is a party or by which any of its Assets are bound and where the failure to obtain any such consent (or in lieu thereof waiver) could reasonably be expected, individually or in the aggregate with other such failures, to materially adversely affect the Purchaser or the business or condition of an Acquired Company or otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement to the Purchaser in its sole discretion, (i) shall have been obtained, (ii) shall be in form and substance satisfactory to the Purchaser in its sole discretion,
(iii) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (iv) shall be in full force and effect.

            (f) Seller's Certificates. Seller shall have delivered to Purchaser
(i) certificates, dated the Closing Date and executed by an executive officer of each Acquired Company, substantially in the form and to the effect of Exhibit B hereto and (ii) certificates, dated the Closing Date and executed by the chief financial officer of each Acquired Company, substantially in the form of Exhibit C hereto.

            (g) Resignations of Officers and Directors. Purchaser shall have received the resignations of all current officers and directors of each Acquired Company, effective as of the Closing Date;

            (h) Opinion of Counsel. Purchaser shall have received the opinion of Braun Kendrick Finkbeiner, P.L.C., counsel to Seller, in connection with this Agreement, dated the Closing Date, substantially in the form and to the effect of Exhibit D hereto, and to such further effect as Purchaser may reasonably request;

            (i) Disclosure Schedule. Purchaser shall have received a copy of the Disclosure Schedule, updated and current through the Closing Date;

            (j) Good Standing Certificates. The Seller shall have delivered to Purchaser (i) copies of the certificate or articles of incorporation (or other comparable corporate charter documents), including all amendments thereto of each Acquired Company and Subsidiary certified by the applicable Secretary of State or other appropriate governmental official, (ii) certificates from the applicable Secretary of State or other appropriate governmental official to the effect that each Acquired Company and Subsidiary is in good standing in such jurisdiction, listing all charter documents of each Acquired Company and Subsidiary on file and attesting to its payment of all franchise or similar Taxes, and (iii) certificates from the Secretary of State or other appropriate official in each jurisdiction in which an Acquired Company or Subsidiary are qualified or admitted to do business to the effect that such Acquired Company and Subsidiary is duly qualified or admitted in good standing in such jurisdiction.

            (k) Receipt of Purchased Stock. Certificates representing the Purchased Stock shall have been transferred to Purchaser in accordance with the terms of this Agreement.

            (l) Payment of Indebtedness. Delivery of evidence satisfactory to Purchaser that, except as disclosed in Section 5.01(l) of the Disclosure Schedule, (i) all indebtedness owed by each Acquired Company or Subsidiary, on the one hand, to the Seller or to any Affiliate of the Seller or any of the Acquired Companies or Subsidiaries, on the other hand, has been cancelled or otherwise paid in full, and is of no further force and effect, (ii) all other indebtedness owing by an Acquired Company or Subsidiary has been retired, released or repaid, and (iii) each Acquired Company and Subsidiary has been unconditionally released from all obligations any of them may have in respect of (i) and (ii) above.

            (m) No Adverse Change. There shall have occurred no material adverse change in the business or condition of any Acquired Company since December 31, 1997.

            (n) Employment Agreement. Purchaser shall have received an Employment Agreement satisfactory to Purchaser, between Purchaser and Michael Adams that has been executed by Mr. Adams.

            (o) Rolling Stock. Seller shall have caused Wirt Transport Co. to execute and deliver to Purchaser a Bill of Sale in the form of Exhibit E hereto, transferring the Rolling Stock identified on such Exhibit to Purchaser or its designee.

      5.02 Conditions to the Obligations of the Seller. The obligations of the Seller hereunder to sell the Purchased Stock to the Purchaser are subject to the fulfillment, at or prior to the Closing, of the following conditions precedent (any or all of which may be waived in whole or in part by the Seller in his sole discretion):

            (a) Representations and Warranties. Each of the representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects as of the date of this Agreement and on and as of the Closing Date as though each such representation and warranty was made on and as of the Closing Date.

            (b) Performance. Purchaser shall have performed and complied with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Purchaser at or before the Closing.

            (c) Orders and Laws. There shall not be in effect on the Closing Date any Orders or Laws restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement, and there shall not be pending or threatened on the Closing Date any Action or Proceeding or any other action (i) which could reasonably be expected to result in the issuance of any such Order or the enactment, promulgation or deemed applicability to Purchaser, an Acquired Company, the Seller or the transactions contemplated by this Agreement of any such Law; or (ii) wherein an unfavorable judgment, decree or Order would prevent the carrying out of this Agreement or any of the transactions or events contemplated hereby or declare unlawful any of the transactions or events contemplated by this Agreement or present a risk of damages to the Seller.

            (d) Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Purchaser and Seller to perform their obligations under this Agreement and to consummate the transactions contemplated hereby (i) shall have been duly obtained, made or given, (ii) shall be in form and substance reasonably satisfactory to Seller, (iii) shall not be subject to the satisfaction or any condition that has not been satisfied or waived, and (iv) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement shall have occurred.

            (e) Officers' Certificates. Purchaser shall have delivered to Seller a certificate, dated the Closing Date and executed by the chairman, president or a vice president of Purchaser, substantially in the form of Exhibit F hereto.

            (f) Opinion of Counsel. The Seller shall have received the opinion of Parsons Behle & Latimer, counsel of the Purchaser in connection with this Agreement, dated the Closing Date, substantially in the form and to the effect of Exhibit G hereto.

            (g) Good Standing Certificates. Purchaser shall have delivered to Seller (a) copies of the certificate of incorporation, including all amendments thereto of Purchaser certified by the Secretary of State of the State of Texas, and (b) certificates from the Secretary of State of the State of Texas to the effect that Purchaser is in good standing in such jurisdiction.

                                   ARTICLE VI

                                   TERMINATION

      6.01 Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

            (a) by either Purchaser or by Seller if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived;

            (b) (i) by Purchaser if any of the conditions in Section 5.01 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Purchaser to comply with its obligations under this Agreement) and Purchaser has not waived such condition on or before the Closing Date, or (ii) by Seller, if any of the conditions in Section 5.02 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of a Seller to comply with his or her obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date;

            (c) by mutual consent of Purchaser and Seller; or

            (d) by either Purchaser or by Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before April 30, 1998, or such later date as the parties may agree upon.

            (e) by Purchaser if it shall have discovered, as a result of its investigation and review pursuant to Section 4.03 hereof, any condition (financial or otherwise) relating in any way to any Acquired Company, its Assets, business or prospects, that convinces Purchaser, in its sole discretion, that it is not advisable to complete the Closing. If Purchaser terminates the Agreement pursuant to this subparagraph (e), then Seller, in addition to the non-refundable Deposit, shall be entitled to receive the Escrow Deposit, together with the earnings thereon.

      6.02 Termination by Purchaser. Purchaser's right of termination under
Section 6.01 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated by Purchaser pursuant to Section 6.01, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 9.03, 9.04, 9.13 and Article X will survive; provided, however, that if this Agreement is terminated by Purchaser because of a breach of the

Agreement by Seller or because one or more of the conditions to Purchaser's obligations under this Agreement is not satisfied as a result of Seller's failure to comply with its obligations under this Agreement, Purchaser's right to pursue all legal remedies (including specific performance) will survive such termination unimpaired.

      6.03 Termination by Seller. If this Agreement is terminated by Seller pursuant to Section 6.01, then Seller's sole remedy will be as provided in
Section 1.03.

                                   ARTICLE VII

                          INDEMNIFICATION; TAX MATTERS

      7.01 Indemnification.

            (a) Seller will indemnify each Acquired Company, the Purchaser and their respective stockholders (other than the Seller) and the officers, directors, employees, agents and Affiliates of each of them (other than the Seller) in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of relating to any misrepresentation or breach of warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of the Seller contained in this Agreement (including, without limitation, any certificate delivered in connection herewith or therewith).

            (b) Purchaser will indemnify the Seller in respect of, and hold him harmless from and against, any and all Losses suffered, incurred or sustained by him or to which he becomes subject, resulting from, arising out of or relating to any misrepresentation or breach of warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of Purchaser contained in this Agreement (including, without limitation, any certificate delivered in connection herewith or therewith).

      7.02 Method of Asserting Claims. All claims for indemnification by any Indemnified Party under Section 7.01 will be asserted and resolved as follows:

            (a) In order for an Indemnified Party to be entitled to any indemnification provided for under Section 7.01 in respect of, arising out of or involving a claim or demand made by any Person not a party to this Agreement against the Indemnified Party, including a Claim relating to the Environment (a "Third Party Claim"), the Indemnified Party must deliver a Claim Notice to the Indemnifying Party promptly after receipt by such Indemnified Party of written notice of the Third Party Claim; provided, that failure to give such Claim Notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.

            (b) If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party, which counsel must be reasonably satisfactory to the Indemnified Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, but shall continue to pay for any expenses of investigation or any Loss suffered. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. If (i) the Indemnifying Party shall not assume the defense of a Third Party claim with counsel satisfactory to the Indemnified Party within five Business Days of any Claim Notice, or (ii) legal counsel for the Indemnified Party notifies the Indemnifying Party that there are or may be legal defenses available to the Indemnifying Party or to other Indemnified Parties which are different from or additional to those available to the Indemnified Party, which, if the Indemnified Party and the Indemnifying Party were to be represented by the same counsel, would constitute a conflict of interest for such counsel or prejudice prosecution of the defenses available to such Indemnified Party, or (iii) if the Indemnifying Party shall assume the defense of a Third Party Claim and fail to diligently prosecute such defense, then in each such case the Indemnified Party, by notice to the Indemnifying Party, may employ its own counsel and control the defense of the Third Party Claim and the Indemnifying Party shall be liable for the reasonable fees, charges and disbursements of counsel employed by the Indemnified Party, and the Indemnified Party shall be promptly reimbursed for any such fees, charges and disbursements, as and when incurred. Whether the Indemnifying Party or the Indemnified Party control the defense of any Third Party Claim, the parties hereto shall cooperate in the defense thereof. Such cooperation shall include the retention and provision to the counsel of the controlling party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation or any material provided hereunder. The Indemnifying Party shall have the right to settle, compromise or discharge a Third Party Claim (other than any such Third Party Claim in which criminal conduct is alleged) without the Indemnified Party's consent if such settlement, compromise or discharge (i) constitutes a complete and unconditional discharge and release of the Indemnified Party, and
(ii) provides for no relief other than the payment of monetary damage and such monetary damages are paid in full by the Indemnifying Party.

            (c) In the event any Indemnified Party should have a claim under
Section 7.01 against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall promptly deliver an Indemnity Notice to the Indemnifying Party. The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party's rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been irreparably prejudiced thereby. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the Loss in the amount specified in the Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under Section 7.01 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within thirty (30) days, such dispute shall be resolved as provided in Article X hereof.

      7.03 Limitations on Indemnities.

            (a) Except with respect to (i) representations of title, (ii) intentional breaches of a representation, warranty or covenant, and (iii) the obligations of Seller regarding tax matters in Sections 7.04(b) and 7.05, all indemnities contained in this Article VII are subject to limitation in accordance with this Section 7.03.

            (b) No party shall make any claim for indemnification under Section 7.01(a) until it shall have accumulated such claims equal in the aggregate to $75,000 (the "Basket") and then only for the amount by which such claims exceed the Basket. Neither party shall make any claim for an amount that is less than $5,000 for a single claim, nor shall any claim for an amount that is less than $5,000 count towards the Basket.

            (c) The obligations to indemnify and hold harmless a party hereto shall terminate on the third anniversary of the Closing Date, except that claims with respect to Sections 2.23, 7.04(b) and 7.05, shall terminate on the expiration of the applicable statute of limitations with respect to the matter giving right to the Claim, such as the statute of limitations regarding the collection of taxes (including any extension thereof). An obligation to indemnify and hold harmless shall not terminate with respect to any item as to which an Indemnified Party shall have, before the expiration of the three year period commencing on the Closing Date, previously submitted a Claim Notice pursuant to Section 7.02.

      7.04 Allocation of Tax Liability.

            (a) In the case of Taxes for the Acquired Companies with respect to a period that includes but does not end on the Closing Date, the allocation of such Taxes between the Pre-Closing Period and the Post-Closing Period shall be made on the basis of an interim closing of the books as of the close of business on the Closing Date. In the case of (i) franchise Taxes based on capitalization, debt or shares of stock authorized, issued or outstanding and (ii) ad valorem Taxes, in either case attributable to any taxable period that includes but does not end on the Closing Date, the portion of such Taxes attributable to the Pre-Closing Period shall be the amount of such Taxes for the entire taxable period, multiplied by a fraction the numerator of which is the number of days in such taxable period ending on and including the Closing Date and the denominator of which is the entire number of days in such taxable period; provided, that if any Asset of an Acquired Company is sold or otherwise transferred prior to the Closing Date, then ad valorem Taxes pertaining to such property, asset or other right shall be attributed entirely to the Pre-Closing Period.

            (b) Except to the extent a reserve for Taxes is reflected on the Financial Statements, the Seller shall be responsible for and pay and shall indemnify and hold harmless Purchaser and the Acquired Companies with respect to
(i) any and all Taxes imposed on any of the Acquired Companies, or for which an Acquired Company is liable with respect to any periods ending on or before the Closing Date; provided, that in the case of any adjustment to any item of loss or expense for any such years, which gives rise to corresponding and offsetting items of loss or expense in subsequent years the benefit of which is or will be actually realized by one of the Acquired Companies (other than upon liquidation of such Acquired Company) including by reason of any increase in a net operating loss, Seller's obligations shall be limited to the amount of interest (computed at the appropriate statutory rates) and penalties actually paid to the appropriate taxing authorities by such Acquired Company as a result of such timing differences in the case of audit adjustments, or at a rate of eight percent (8%) per annum in the case of other adjustments, (ii) without duplication (subject to the same proviso), all Taxes arising out of a breach of the representations, warranties or covenants contained herein, (iii) any Tax liability resulting from any ongoing state audits that exceed, in the aggregate, any reserve therefore set forth on the Financial Statements, and (iv) any reasonable out-of-pocket costs or expenses with respect to Taxes indemnified hereunder.

            (c) From and after the Closing Date, Purchaser shall cause the Acquired Companies to prepare, or cause to be prepared, and shall file, or cause to be file, all reports and returns of the Acquired Companies required to be filed. Purchaser shall cause the Acquired Companies to pay the appropriate taxing authorities the Taxes shown to be due and payable on all Tax Returns of the Acquired Companies filed after the Closing Date, concurrent with the filing of such Tax Returns. Tax Returns of the Acquired Companies for periods ending on or before the Closing Date shall be prepared on a basis consistent with the Tax Returns filed by the Acquired Companies for previous taxable periods, subject to the requirements of applicable law.

      7.05 Tax Contests.

            (a) If any Taxing Authority or other Person asserts a Tax Claim, then the party hereto first receiving notice of such Tax Claim shall promptly provide written notice thereof to the other party or parties hereto. Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of any relevant correspondence received from the Taxing Authority or other Person.

            (b) If, within 30 calendar days after Seller receives or delivers, as the case may be, notice of a Tax Claim, and if, within such time period, Seller provides to the Purchaser an Election Notice, then subject to the provisions of this Section 7.05, Seller shall have the right to defend or prosecute, at its sole cost, expense and risk, such Tax Claim by all appropriate proceedings, which proceedings shall be defended or prosecuted diligently by Seller to a Final Determination; provided, that Seller shall not, without the prior written consent of the Acquired Company, enter into any compromise or settlement of such Tax Claim that would result in any Tax detriment to any Acquired Company. So long as Seller is defending or prosecuting a Tax Claim with respect to an Acquired Company, such Acquired Company shall provide or cause to be provided to Seller any information reasonably requested by Seller relating to such Tax Claim, and shall otherwise cooperate with Seller and its representatives in good faith in order to contest effectively such Tax Claim, including, but not limited to, causing the execution and filing with any Taxing Authority of any and all consents extending the applicable statute of limitations to permit the continued prosecution of any such Tax Claim to a Final Determination. Seller shall inform the Acquired Company of all developments and events relating to such Tax Claim (including, without limitation, providing to the Acquired Company copies of all written materials relating to such Tax Claim) and the Acquired Company or its authorized representatives shall be entitled, at the expense of the Acquired Company, to attend, but not participate in or control, all conferences, meetings and proceedings relating to such Tax Claim.

            (c) If, with respect to any Tax Claim, Seller fails to deliver an Election Notice to an Acquired Company within the period provided in Section 7.05(b) or, after delivery of such Election Notice to that Acquired Company, Seller fails diligently to defend or prosecute such Tax Claim to a Final Determination, then the Acquired Company shall at any time thereafter have the right (but not the obligation) to defend or prosecute, at the sole cost, expense and risk of Seller, such Tax Claim. Such Acquired Company shall have full control of such defense or prosecution and such proceedings, including any settlement or compromise thereof. If requested by the Acquired Company, the Seller shall cooperate in good faith with the Acquired Company and its authorized representatives in order to contest effectively such Tax Claim. Seller may attend, but not participate in or control, any defense, prosecution, settlement or compromise of any Tax Claim controlled by the Acquired Company pursuant to this Section 7.05(c), and shall bear its own costs and expenses with respect thereto. In the case of any Tax Claim that is defended or prosecuted by the Acquired Company pursuant to this Section 7.05(c), the Acquired Company shall, from time to time, be entitled to receive current payments from Seller with respect to costs and expenses incurred by the Acquired Company in connection with such defense or prosecution (including, without limitation, reasonable attorneys', accountants' and experts' fees and disbursements, settlement costs, court costs and any other costs or expenses for investigating, defending or prosecuting such Tax Claim, and any Taxes imposed on an Acquired Company as a result of receiving a payment from Seller pursuant to this Section 7.05) (collectively, "Associated Costs").

            (d) In the case of any Tax Claim that is defended or prosecuted to a Final Determination by Seller pursuant to this Section 7.05, Seller shall pay to the appropriate Tax Indemnitees, in immediately available funds, the full amount of any Tax arising or resulting from such Tax Claim within five Business Days after such Final Determination. In the case of any Tax Claim that is defended or prosecuted to a Final Determination by the Acquired Company pursuant to the terms of this Section 7.05, Seller shall pay to the appropriate Tax Indemnitee, in immediately available funds, the full amount of any Tax arising or resulting from such Tax Claim, together with any Associated Costs that have not theretofore been paid by Seller to the Acquired Company, within five Business Days after such Final Determination. In the case of any Tax Claim not covered by the two preceding sentences, Seller shall pay to the appropriate Acquired Company, in immediately available funds, the full amount of any Tax arising or resulting from such Tax Claim (calculated after taking into account any actual reduction in the current liability for Taxes of such Tax Indemnitee for Tax arising out of or resulting from such payment or such Tax Claim), together with any Associated Costs that have not theretofore been paid by Seller to such Acquired Company, at least five Business Days before the date payment of such Tax is due from any Tax Indemnitee.

            (e) Notwithstanding anything contained in this Article VII to the contrary, the rights of Seller under this Section 7.05 to defend or prosecute, or to control the defense or prosecution of, any Tax Claim shall be no greater than those rights that the Acquired Company would have to defend or prosecute, or to control the defense or prosecution of, such Tax Claim.

      7.06 Cooperation Regarding Tax Matters. Each party hereto shall, and shall cause its subsidiaries and Affiliates to, provide to the other party hereto and the Acquired Companies such cooperation and information as any of them reasonably may request related to the filing of any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to refund of Taxes or in conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and relevant workpapers, relevant documents relating to rulings or other determinations by Taxing Authorities and relevant records concerning the ownership and Tax basis of property, which any such party may possess. Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided. Subject to the preceding sentence, each party required to file Tax Returns pursuant to this Article VII shall bear all costs of filing such Tax Returns.

      7.07 Payment of Transfer Taxes and Fees. Seller shall pay all sales, use, transfer, stamp, documentary or similar Taxes imposed upon or arising out of or in connection with the transactions effected pursuant to this Agreement, and shall indemnify, defend, and hold harmless the Purchaser, the Acquired Companies and their Subsidiaries and Affiliates with respect to such Taxes. Seller shall file all necessary documentation and Tax Returns with respect to such Taxes and provide to Purchaser copies of all such Tax Returns.

      7.08 Other Tax Covenants.

            (a) Without the prior written consent of Purchaser, neither the Seller nor any Affiliate of the Seller shall, to the extent it may affect or relate to any Acquired Company, make or change any tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended Tax Return, enter into any method of tax accounting, enter into any closing agreement, settle any Tax Claim, assessment or proposed assessment, surrender any right to claim a Tax refund, consent to any extension or waiver of the limitation period applicable to any Tax Claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of increasing any post-closing Tax Liability of the Purchaser, of any Acquired Company or any Affiliate of Purchaser.

            (b) Without the prior written consent of the Seller, neither the Purchaser nor the Acquired Companies shall, to the extent it may affect or relate to an Acquired Company, make or change any tax election, file any amended Tax Return, enter into any closing Agreement, settle any Tax claim, assessment or proposed assessment, surrender any right to claim a Tax refund, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would affect a Pre-Closing Tax Period, unless required by applicable law.

            (c) So long as any books, records and files retained by the Seller and his Affiliates relating to the business of an Acquired Company or the books, records and files delivered to the control of the Purchaser pursuant to this Agreement to the extent they relate to the operations of an Acquired Company prior to the Closing Date, remain in existence and available, each party (at its own expense) shall have the right upon prior notice to inspect and to make copies of the same at any time during business hours for any proper purpose. The Purchaser and the Seller and their respective Affiliates shall use reasonable efforts not to destroy or allow the destruction of any such books, records and files without first providing 60 days' written notice of intention to destroy to the other, and allowing such other party to take possession of such records.

      7.09 Conflict. In the event of a conflict between the provisions of Sections 7.04 through 7.08 of this Article VII and any other provision of this Agreement, such provisions of this Article VII shall control.

                                  ARTICLE VIII

                                   DEFINITIONS

      8.01 Definitions.

            (a) As used in this Agreement, the following defined terms shall have the meanings indicated below:

            "Acquired Companies" and "Acquired Company" have the meanings ascribed to them in the forepart of this Agreement (and, unless the context otherwise requires, shall include any predecessor of an Acquired Company).

            "Actions or Proceedings" means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation or audit.

            "Affiliate" means, as applied to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with, that Person, (b) any other Person that owns or controls 5% or more of any class of equity securities (including any equity securities issuable upon the exercise of any option or convertible security) of that Person or any of its Affiliates, or (c) any director, partner, officer, agent, employee or relative of such Person. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by", and "under common control with") as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities, by contract or otherwise.

            "Agreement" means this Purchase Agreement, the Exhibits and the Disclosure Schedule and the certificates delivered in connection herewith, as the same may be amended from time to time in accordance with the terms hereof.

            "Assets" of any Person means all assets and properties of every kind, nature, character and description, including goodwill and other intangibles operated, owned or leased by such Person, including cash and cash equivalents, investments, accounts and notes receivable, chattel paper, documents, instruments, real estate, equipment, inventory, goods and intellectual property.

            "Associated Costs" has the meaning ascribed to it in Section
7.04(c).

            "Audited Financial Statements" has the meaning ascribed to it in
Section 2.08.

            "Benefit Plan" means any Plan, existing at the Closing Date or prior thereto, established or to which contributions have at any time been made by any Acquired Company, or its predecessor, or under which any employee, former employee or director of an Acquired Company or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

            "Books and Records" means all files, documents, instruments, papers, books and records relating to an Acquired Company, including financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

            "Business Day" means a day on which commercial banks are open for the transaction of business in Saginaw, Michigan.

            "Claim" or "Claim Notice" means written notification pursuant to
Section 7.02(a) of a Third Party Claim as to which indemnity under Section 7.01 is sought by an Indemnified Party.

            "Closing" has the meaning ascribed to it in Section 1.03.

            "Closing Date" has the meaning ascribed to it in Section 1.03.

            "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

            "Contract" means any agreement, lease, evidence of indebtedness, mortgage, indenture, security agreement or other contract (whether written or oral).

            "Disclosure Schedule" means the schedules delivered to Purchaser by or on behalf of any of the Acquired Companies and Seller, and the schedules delivered by or on behalf of Purchaser, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein pursuant to this Agreement.

            "Election Notice" means a written notice provided by Seller in respect of a Tax Claim to the effect that (i) Seller acknowledges its indemnity obligation under this Agreement with respect to such Tax Claim and (ii) Seller elects to contest, and to control the defense or prosecution of, such Tax Claim at the sole risk and sole cost and expense of Seller.

            "Environment" means all air, surface water, groundwater, drinking water supply, stream sediments, or land, including soil, land surface or subsurface strata, all fish, wildlife, biota and all other environmental medium or natural resources.

            "Environmental, Health and Safety Liabilities" means any cost, damages, expense, liability, obligation, or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law and consisting of or relating to (i) any environmental, health or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products); (ii) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law; (iii) financial responsibility under Environmental Law or Occupational Safety and Health Law for clean-up costs or corrective action, including any investigation, clean-up, removal, containment, or other remediation or response actions required by Environmental Law or Occupational Safety and Health Law (whether or not such clean-up has been required or requested by any governmental body or any other Person) and for any natural resource damages; or (iv) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law. The terms "removal," "remedial," and "response action" include the types of activities covered by the United States

Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C.
Section 9601 et seq., as amended (CERCLA).

            "Environmental Law" means all federal, state and local environmental, health and safety laws, common law orders, decrees, judgments, codes and ordinances and all rules and regulations promulgated thereunder, civil or criminal, including, without limitation, Laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials, pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the Environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, pollutants, contaminants, chemicals, or industrial, solid, toxic or hazardous substances or wastes.

            "Environmental Permit" means any federal, state or local permits, licenses, approvals, consent or authorizations required by any Governmental or Regulatory Authority under or in connection with any Environmental Law and includes any and all orders, consent orders or binding agreements issued or entered into by a Governmental or Regulatory Authority under any applicable Environmental Law.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

            "Facilities" means any real property, leaseholds, or other interests currently or formerly owned or operated by any Acquired Company and any buildings, plants, structures or equipment (including motor vehicles, tank cars and rolling stock) currently or formerly owned or operated by any Acquired Company.

            "Final Determination" means (i) a decision, judgment, decree or other Order by any court of competent jurisdiction, which decision, judgment, decree or other Order has become final after all allowable appeals by either party to the action have been exhausted or the time for filing such appeals has expired, (ii) a closing agreement entered into under Section 7121 of the Code or any other settlement agreement entered into in connection with an administrative or judicial proceeding, (iii) the expiration of the time for instituting suit with respect to a claimed deficiency or (iv) the expiration of the time for instituting a claim for refund, or if such a claim was filed, the expiration of the time for instituting suit with respect thereto.

            "Financial Statements" means the Audited Financial Statements and the Unaudited Financial Statements.

            "GAAP" means generally accepted accounting principles of the United States, consistently applied.

            "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any state, county, city or other political subdivision.

            "Hazardous Activity" means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of


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

danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Acquired Companies.

            "Hazardous Material" means (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs);
(ii) any chemicals, materials, substances or wastes which are defined as or included in the definition of "hazardous substances, "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import, under any Environmental Law; and (iii) any other chemical, material, substance or waste, exposure to which is prohibited, limited or regulated by any Governmental or Regulatory Authority.

            "Indebtedness" of any Person means all obligations of such Person
(i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business),
(iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

            "Indemnified Party" means any Person claiming indemnification under any provision of Article VII.

            "Indemnifying Party" means any Person against whom a claim for indemnification is being asserted under any provision of Article VII.

            "Indemnity Notice" means written notification pursuant to Section 7.02(c) of a claim for indemnity under Article VII by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such claim.

            "Laws" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States or any state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

            "Leased Real Property" has the meaning ascribed to it in Section
2.15.

            "Liabilities" means all Indebtedness, obligations and other liabilities (or contingencies that have not yet become liabilities) of a Person (whether absolute, accrued, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due).

            "Licenses" means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

            "Liens" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

            "Loss" means any and all damages, fines, fees, penalties, deficiencies, diminution in value of investment, losses and expenses, including without limitation, interest, reasonable expenses of investigation, court costs, reasonable fees and expenses of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment (such fees and expenses to include all fees and expenses, such as fees and expenses of attorneys, incurred in connection with (i) the investigation or defense of any Third Party Claims or (ii) asserting or disputing any rights under this Agreement against any party hereto or otherwise).

            "Occupational Safety and Health Law" means any Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

            "Option" with respect to any Person means any security, right, subscription, warrant, option, "phantom" stock right or other Contract that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock or other equity interests of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other equity interests of such Person, or (ii) receive any benefits or rights similar to those enjoyed by or accruing to the holder of shares of capital stock or other equity interests of such Person, including without limitation, any rights to participate in the equity, income or election of directors or officers of such Person.

            "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

            "Owned Real Property" has the meaning ascribed to it in Section
2.15.

            "Person" means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.


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

            "Plan" means any bonus, compensation, pension, profit sharing, retirement, stock purchase or cafeteria, life, health, accident, disability, workmen's compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, or whether for the benefit of a single individual or more than one individual including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

            "Post-Closing Period" means any taxable period or portion thereof beginning after the Closing Date. If a taxable period begins on or before the Closing Date and ends after the Closing Date, then the portion of the taxable period that begins on the day following the Closing Date shall constitute a Post-Closing Period.

            "Pre-Closing Period" means any taxable period or portion thereof that is not a Post-Closing Period.

            "Purchase Price" has the meaning ascribed to it in Section 1.02.

            "Purchased Stock" has the meaning ascribed to it in the forepart of this Agreement.

            "Purchaser" has the meaning ascribed to it in the forepart of this Agreement.

            "Real Property" has the meaning ascribed to it in Section 2.15.

            "Real Property Leases" has the meaning ascribed to it in Section
2.15.

            "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of a Hazardous Material into the Environment.

            "Relevant Group" has the meaning ascribed to it in Section 2.11.

            "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

            "Seller" has the meaning ascribed to it in the forepart of this Agreement.

            "Subsidiary" means any Person in which another Person, directly or indirectly through Subsidiaries or otherwise, beneficially owns at least fifty percent (50%) of either the equity interest in, or the voting control of, such Person, whether or not existing on the date hereof.

            "Tax" or "Taxes" means all federal, state or local net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, withholding, payroll, employment, excise, property, alternative or add-on minimum, environmental or other taxes, assessments, duties, fees, levies or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

            "Tax Claim" means any written claim with respect to Taxes attributable to a Pre-Closing Period made by any Taxing Authority or any Person that, if pursued successfully, could serve as the basis for a claim for indemnification, under this Agreement, of Purchaser, an Acquired Company and other Indemnified Parties specified in Section 7.01 of this Agreement.

            "Tax Indemnitee" means an Acquired Company, the Purchaser and their respective shareholders, officers, directors, employees, agents and Affiliates of each of them (other than the Seller).

            "Tax Returns" means any returns, reports or statements (including any information returns) required to be filed for purposes of a particular Tax.

            "Taxing Authority" means any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction having or purporting to exercise jurisdiction with respect to any Tax.

            "Territory" means Michigan, Illinois, Indiana and Ohio.

            "Third Party Claim" has the meaning ascribed to it in Section 7.02.

            "Unaudited Financial Statements" has the meaning ascribed to it in
Section 2.08(b).

            (b) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (iv) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; and (v) the phrases "ordinary course of business" and "ordinary course of business consistent with past practice" refer to the business and practice of the Acquired Company. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

            (c) When used herein, the phrase "to the knowledge of" any Person, "to the best knowledge of" any Person or any similar phrase, means (i) with respect to any Person who is an individual, the actual knowledge of such Person, provided, the Seller shall be assumed to have actual knowledge of matters that are known by the directors, officers, managers, and other Persons having similar powers and duties with respect to the Acquired Companies, (ii) with respect to any other Person, the actual knowledge of the directors, officers, managers and other Persons having similar powers and duties, and (iii) in the case of each of
(i) and (ii), the knowledge of facts that such individuals should have after reasonable inquiry.

                                   ARTICLE IX

                                  MISCELLANEOUS

      9.01 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission or mailed by prepaid first class certified mail, return receipt requested, or mailed by overnight courier prepaid, to the parties at the following addresses or facsimile numbers:

            (a) If to Purchaser, to:

                  JTM Industries, Inc.
                  127 South 500 East, Suite 675
                  Salt Lake City, UT 84102
                  Facsimile No.:  (801) 323-8035
                  Attn.:  Brett A. Hickman, Esq.

                  with a copy to:

                  Parsons Behle & Latimer

                  201 South Main Street, Suite 1800
                  Salt Lake City, UT 84145
                  Facsimile No.:  (801) 536-6111
                  Attn.:  J. Gordon Hansen

            (b) If to Seller, to:

                  Jack Wirt
                  Wirt Transport Co.
                  400 Martin Street
                  Bay City, Michigan  48706
                  Facsimile No.:  (517) 684-9037

                  with a copy to:

                  Braun Kendrick Finkbeiner P.L.C.
                  101 N. Washington, Suite 812
                  Saginaw, Michigan 48607
                  Facsimile No:  (517) 753-3951
                  Attn:  David L. Turner

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided for in this Section, be deemed given upon receipt, (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt and (iv) if delivered by overnight courier to the address as provided for in this Section, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt. Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

      9.02 Entire Agreement. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.


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      9.03 Expenses. Except as otherwise expressly provided in this Agreement
(including without limitation as provided in Article VII), each party will pay its own costs and expenses incurred in connection with this Agreement, and the transactions contemplated hereby and thereby; provided, Seller will pay all expenses relating hereto and thereto of the Acquired Companies incurred in respect of the period prior to the Closing.

      9.04 Confidentiality. Purchaser and Seller will hold in strict confidence from any Person (other than its Affiliates or representatives) all documents and information concerning the other party hereto or any of its Affiliates furnished to it by or on behalf of the other party in connection with this Agreement or the transactions contemplated hereby, except to the extent the disclosing party can demonstrate that such documents or information was (a) previously known by the party receiving such documents or information, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (c) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential. Such covenant of confidentiality will remain in effect unless a party is compelled to disclose by judicial or administrative process (including in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental or Regulatory Authorities) or by other requirements of Law.

      9.05 Set-Off. If from time to time and at any time any party shall be entitled (as either agreed upon by the parties or finally adjudicated in a court of competent jurisdiction) to be paid any amount under the provisions of Section 7.01(a), such party shall be entitled, if it so elects, to set off such amount against any amounts owing to the other party.


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      9.06 Further Assurances; Post-Closing Cooperation. At any time or from time to time after the Closing, Seller shall execute and deliver to Purchaser such other documents and instruments, provide such materials and information and take such other actions as Purchaser may reasonably request to consummate the transactions contemplated by this Agreement and otherwise to cause Seller to fulfill each of his obligations under this Agreement.

      9.07 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

      9.08 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of the parties hereto.

      9.09 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person other than any Person entitled to indemnity under Article VII.

      9.10 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned (by operation of law or otherwise) by either of the parties without the prior written consent of the other party and any attempt to do so will be void, except that Purchaser may assign any or all of its rights, interests and obligations under this Agreement to any


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of its Affiliates, provided, however, that any such assignment by Purchaser shall not relieve Purchaser of its obligations under this Agreement. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

      9.11 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

      9.12 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

      9.13 Limited Recourse. Regardless of anything in this Agreement to the contrary, (i) obligations and liabilities of Purchaser hereunder shall be without recourse to any stockholder of Purchaser or any of such stockholder's Affiliates, directors, employees, officers or agents and shall be limited to the assets of such party and (ii) the stockholders of Purchaser have made no (and shall not be deemed to have made any) representations, warranties or covenants (express or implied) under or in connection with this Agreement or any other operative agreement.


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      9.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                                    ARTICLE X

                             REMEDIES, JURISDICTION

                             AND SERVICE OF PROCESS

      The provisions of this Article X shall be the sole and exclusive remedy for any default under or breach by any party of any term or provision of this Agreement, and no claim may be brought under this Agreement except in accordance with and pursuant to these terms.

      10.01 Mediation. In the event there is a dispute under this Agreement, the disagreeing parties shall meet with one another and diligently attempt to resolve their disagreements. If they are unable to do so, then upon request of either party to the dispute made within twenty (20) days of the failure of negotiations, they will mediate the dispute, utilizing an impartial mediator pursuant to the rules of the American Arbitration Association ("AAA") or any other reputable organization that sponsors mediation. If, after thirty (30) days the mediation is not successful, or if no mediation has been elected, then any party to the dispute may file a legal action to resolve the dispute as contemplated by Section 10.02 below.

      10.02 Jurisdiction and Governing Law, etc. If a dispute is not resolved pursuant to Section 10.01, then the state or federal courts located within the Counties of Bay or Salt Lake, States of Michigan or Utah, shall have jurisdiction to resolve such dispute, depending on whether Purchaser or Seller, respectively, institutes the proceeding, and each party irrevocably agrees that all actions


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or proceedings relating to this Agreement may be litigated in such courts. Each party hereto accepts for itself and himself and in connection with its and his respective properties, generally and unconditionally, the jurisdiction of the aforesaid courts and waives any defense of forum non conveniens, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each party further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of copies thereof in the manner provided in this Agreement for giving notices, such service to become effective twenty (20) days after such delivery. This Agreement shall be governed by and construed in accordance with the domestic laws of the state in which the matter is litigated, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction. Nothing herein shall in any way be deemed to limit the ability of any party hereto to serve any such legal process, summons, notices and documents in any other manner permitted by applicable law.

                                          PURCHASER:

                                          JTM INDUSTRIES, INC.


                                          By:_________________________________
                                             Name:
                                             Title:

                                          SELLER:


                                          By:_________________________________


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                                             Jack Wirt


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